Exhibit 99.1

Bunge Reports Second Quarter Results

White Plains, NY – July 26, 2012 – Bunge Limited (NYSE:BG)

•                                Total segment EBIT of $403 million, including gains on transactions of $121 million

•                                Agribusiness produced strong results

•                                Sugar & Bioenergy results lower than expected as rains delayed harvest

•                               Food & Ingredients impacted by lower margins; Fertilizer results as expected

▶         Financial Highlights

	Quarter Ended		Six Months Ended

US$ in millions, except per share data	6/30/12	6/30/11	6/30/12	6/30/11

Volume (000 metric tons)	40,673	35,527	76,351	64,811
Net sales	$15,090	$14,488	$28,536	$26,682
Total segment EBIT (a)	$403	$373	$541	$690
Agribusiness	$386	$308	$583	$557
Sugar & Bioenergy	$(28)	$18	$(61)	$20
Edible Oil Products	$2	$30	$23	$64
Milling Products	$44	$22	$71	$55
Fertilizer	$(1)	$(5)	$(75)	$(6)
Net income attributable to Bunge	$274	$316	$366	$548
Earnings per common share-diluted	$1.78	$2.02	$2.37	$3.51
Earnings per common share-diluted (a) (excl. certain gains & charges)	$1.20	$1.78	$1.91	$3.27

(a)

Total segment earnings before interest and tax (“EBIT”) and earnings per common share-diluted (excl. certain gains and charges) are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website, respectively.

▶         Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer, stated, “Bunge’s Agribusiness operations performed well in a volatile environment, but Sugar & Bioenergy, which was impacted by adverse weather conditions, and Food & Ingredients delivered lower than expected earnings.  Looking ahead, we expect a strong second half of 2012.

“Weather is always an important variable in the agribusiness and food industries, but this year it is particularly significant.  Global stocks of corn and soybeans are already tight, and a severe drought in the U.S. has lowered expectations for a replenished supply this fall and driven commodity futures prices to record levels.  As the world adjusts to these developments we are likely to see a tempering of near-term demand among commercial customers, the emergence of non-traditional trade flows both within regions and globally, as well as massive planting by farmers in the Southern Hemisphere.  Large crops next spring from farmers in South America will help provide relief to a stressed market.

“We expect Bunge will have a strong second half of the year, not only because we are confident in our businesses and our approach, but also because we are confident that the role we play as a company is both meaningful and valued.  In times of tight commodity stocks and price volatility, farmers depend on a trusted outlet for their crops, commercial customers rely on a responsive supplier, and the world requires flexible trade that can move products smoothly and safely from where they are to where they need to be.  Bunge’s strong balance sheet, efficient operations, diverse product portfolio and global asset network enable us to provide these services in the most challenging of times.

“Of course, record commodity prices spark concern for the food security of vulnerable communities.  However, while corn and soybean stocks are low, global stocks of other key staples, including wheat and rice, are at more comfortable levels.  The availability of these crops, combined with rational approaches by governments to domestic food, agriculture and trade policies, fast response from aid agencies and cooperation from industry, should help the world respond quickly and effectively to potential issues.”

▶         Second Quarter Results

Agribusiness

Results in the quarter were primarily driven by strong performances in oilseed processing and grain merchandising in our South American operations.  Results in our European merchandising business, which benefited from the addition of our new Ukrainian port terminal, also improved and contributed to the higher volume in the quarter.  The addition of grain facilities in the U.S. related to our new grain export terminal in the Pacific Northwest and oilseed processing capacity expansions in Asia that came on-stream last year also contributed to the increase in volume.  Results in the quarter included an $85 million gain on sale of our minority stake in Solae.  Results in the second quarter of 2011 included a $37 million gain related to the sale of our interest in a European oilseed processing facility joint venture.

Sugar & Bioenergy

Rainy weather in the center south of Brazil interrupted milling operations and reduced the sugar content of harvested sugarcane. This led to lower than expected industrial volumes and higher unit costs, which contributed to the loss in the quarter.  These impacts exacerbated what is normally a seasonally weak period.  Results in 2011 benefited from unusually high ethanol prices resulting from the tight supply situation in Brazil.  Lower volumes in the quarter were primarily related to our merchandising business.

Edible Oil Products

Performance was weaker in most regions, primarily due to lower margins in packaged oil resulting from volatile raw material prices.  The quarter included an impairment charge of approximately $5 million related to the closing of a European margarine plant as part of a facilities consolidation program to improve efficiency.

Milling Products

Lower results in the quarter were primarily due to the combination of lower margins in wheat milling and continuing challenges related to the completed implementation of a new SAP system in Brazil that impacted volumes and margins.  Results in the quarter included a gain of $36 million arising from the acquisition of the remaining interest in a Mexican wheat milling business in which we previously held a minority investment.

Fertilizer

Results in Fertilizer showed considerable improvement from the first quarter, but trailed last year as higher volume was more than offset by lower margins. While margins were lower, they improved throughout the quarter as the business worked through its high cost inventory following the decrease in international prices earlier in the year.  Results in the second quarter of 2011 were adversely impacted by approximately $17 million of net charges primarily related to inventory adjustments and bad debt in our Brazilian business.

Financial Costs

Interest expense increased in the quarter primarily due to higher average borrowings, mostly resulting from the higher prices of agricultural commodity inventories which drove higher average working capital levels.

Income Taxes

The effective tax rate for the six months ended June 30, 2012 was 19% compared to 11% for the same period last year.  The higher effective tax rate primarily reflects earnings mix and the gain on sale of our minority stake in Solae.

▶         Outlook

Drew Burke, Chief Financial Officer, stated, “We expect continued overall strong performance in Agribusiness in the second half of the year, though demand could slow with the higher prices.  Due to tight soybean supplies in South America, oilseed processing in the U.S. should benefit from strong export demand when harvest commences.  Our European sunseed and Canadian canola processing operations should benefit from the combination of large crop production and increased oil and meal demand due to tightness in the global soybean and European rapeseed supply.  We expect rapeseed processing margins to remain under pressure.  While processing in China will likely remain challenging, we expect margins to improve later in the year as the market works through excess inventory in the country.  Considering the smaller U.S. corn harvest, global grain demand will be met by a variety of products from different geographies.  With our global network of ports and elevators, our grain merchandising operations should perform well in this environment, meeting our customers’ supply needs.

“In Sugar & Bioenergy, we expect significantly improved results as we have entered the seasonally stronger period and weather conditions in Brazil have improved.  We expect to crush between 17 and 18 million metric tons of sugarcane this year, and we are on track to reach this year’s planting target of approximately 70 thousand hectares of sugarcane.  While the heavy rainfall negatively impacted our results this past quarter, it benefits the development of the sugarcane, and we feel increasingly more confident in our ability to mill at capacity in 2013.

“Food & Ingredients should show considerable improvement as pricing comes in line with raw material costs, though margins may remain under some pressure.

“In Fertilizer, farm economics are strong and South America is entering its high-volume period with approximately 60% of the expected volume to be sold between July and December.

“Lastly, we are increasing our full year effective tax rate expectation to a range of 17-20% to reflect our expected mix of earnings and the transaction gain in the second quarter.”

▶         Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on July 26, 2012 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (888) 895-5479.  If you are located outside the United States or Canada, dial (847) 619-6250.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 32862743.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to the “Webcasts and Events” page of the “Investors” section of the company’s website.  Select “Q2 2012 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available later in the day on July 26, 2012, continuing through August 26, 2012.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 32862743.  A replay will also be available on the “Audio Archives” page of the “Investors” section of the company’s website.

▶         About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in approximately 40 countries with over 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat and corn to make ingredients used by food companies; and sells fertilizer in North and South America.  Founded in 1818, the company is headquartered in White Plains, New York.

▶         Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

###

▶         Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on total segment EBIT, net income attributable to Bunge and earnings per share for the quarter and six months ended June 30, 2012 and 2011.

			Net Income		Earnings

	Total Segment		Attributable to		Per Share

(In millions, except per share data)	EBIT		Bunge		Diluted

Quarter Ended June 30:	2012	2011	2012	2011	2012	2011
Gain on sale of investments (2)	$ 85	$ 37	$ 54	$ 37	$ 0.35	$ 0.24
Gain on acquisition of controlling interest (3)	36	-	36	-	0.23	-

Total	$ 121	$ 37	$ 90	$ 37	$ 0.58	$ 0.24

			Net Income		Earnings

	Total Segment		Attributable to		Per Share

(In millions, except per share data)	EBIT		Bunge		Diluted

Six Months Ended June 30:	2012	2011	2012	2011	2012	2011

Other income (expense) - net(1)	$ (27)	$ -	$ (18)	$ -	$ (0.12)	$ -
Gain on sale of investments (2)	85	37	54	37	0.35	0.24
Gain on acquisition of controlling interest (3)	36	-	36	-	0.23	-

Total	$ 94	$ 37	$ 72	$ 37	$ 0.46	$ 0.24

Consolidated Earnings Data (Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,

(In millions)	2012	2011	2012	2011
Net sales	$15,090	$14,488	$28,536	$26,682
Cost of goods sold	(14,430)	(13,841)	(27,355)	(25,396)
Gross profit	660	647	1,181	1,286
Selling, general and administrative expenses	(396)	(383)	(815)	(727)
Foreign exchange gain (loss)	18	77	84	119
Other income (expense)-net	(8)	1	(37)	(7)
Gain on sale of investments	85	37	85	37
Gain on acquisition of controlling interest	36	-	36	-
EBIT attributable to noncontrolling interest	8	(6)	7	(18)
Total Segment EBIT (7)	403	373	541	690
Interest income	21	23	47	44
Interest expense (4)	(82)	(70)	(144)	(142)
Income tax (expense) benefit	(68)	(20)	(82)	(63)
Noncontrolling interest share of interest and tax	-	10	4	19
Net income attributable to Bunge	274	316	366	548
Convertible preference share dividends	(9)	(9)	(17)	(17)
Net income available to Bunge common shareholders	$265	$307	$349	$531
Diluted earnings per common share	$1.78	$2.02	$2.37	$3.51
Weighted–average common shares outstanding - diluted (5)	154	156	154	156

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain items in our Consolidated Earnings Data and volumes by reportable segment.

	Quarter Ended		Six Months Ended
	June 30,		June 30,

(In millions, except volumes)	2012	2011 (6)	2012	2011 (6)

Volumes (in thousands of metric tons):

Agribusiness	34,723	29,290	65,373	53,501

Sugar & Bioenergy	1,804	2,262	3,135	3,700

Edible oil products	1,634	1,453	3,184	2,863

Milling products	1,087	1,138	2,133	2,381

Fertilizer	1,425	1,384	2,526	2,366

Total	40,673	35,527	76,351	64,811

Net sales:

Agribusiness	$10,580	$9,624	$19,897	17,726

Sugar & Bioenergy	1,079	1,420	1,960	2,481

Edible oil products	2,331	2,200	4,552	4,216

Milling products	421	491	848	991

Fertilizer	679	753	1,279	1,268

Total	$15,090	$14,488	$28,536	26,682

Gross profit:

Agribusiness	$478	$401	$830	801

Sugar & Bioenergy	15	47	23	79

Edible oil products	91	114	204	228

Milling products	43	54	99	111

Fertilizer	33	31	25	67

Total	$660	$647	$1,181	1,286

Selling, general and administrative expenses:

Agribusiness	$(205)	$(191)	$(420)	(366)

Sugar & Bioenergy	(37)	(44)	(81)	(82)

Edible oil products	(89)	(83)	(181)	(157)

Milling products	(34)	(29)	(65)	(57)

Fertilizer	(31)	(36)	(68)	(65)

Total	$(396)	$(383)	$(815)	(727)

Foreign exchange gain (loss):

Agribusiness	$20	$69	$74	$103

Sugar & Bioenergy	(5)	12	-	23

Edible oil products	(2)	-	(3)	(1)

Milling products	-	-	-	-

Fertilizer	5	(4)	13	(6)

Total	$18	$77	$84	$119

Segment earnings before interest and tax:

Agribusiness (2)	$386	$308	$583	$557

Sugar & Bioenergy	(28)	18	(61)	20

Edible oil products	2	30	23	64

Milling products (3)	44	22	71	55

Fertilizer	(1)	(5)	(75)	(6)

Total(7)	$403	$373	$541	$690

Condensed Consolidated Balance Sheets (Unaudited)

	June 30,	December 31,
(In millions)	2012	2011

Assets

Cash and cash equivalents	$467	$835

Trade accounts receivable, net	2,805	2,459

Inventories (8)	7,930	5,733

Other current assets	5,158	4,101

Total current assets	16,360	13,128

Property, plant and equipment, net	5,596	5,517

Goodwill and other intangible assets, net	1,186	1,113

Investments in affiliates	278	600

Other non-current assets	3,293	2,917

Total assets	$26,713	$23,275

Liabilities and Equity

Short-term debt	$2,332	$719

Current portion of long-term debt	315	14

Trade accounts payable	3,048	3,173

Other current liabilities	3,979	3,041

Total current liabilities	9,674	6,947

Long-term debt	4,247	3,348

Other non-current liabilities	920	905

Total equity	11,872	12,075

Total liabilities and equity	$26,713	$23,275

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended

	June 30,

(In millions)	2012	2011

Operating Activities

Net income	$355	$547

Adjustments to reconcile net income to cash provided by (used for) operating activities:

Gain on sale of investments	(85)	(37)

Gain on acquisition of controlling interest	(36)	-

Foreign exchange loss (gain) on debt	(49)	(78)

Depreciation, depletion and amortization	264	247

Other, net	(48)	(108)

Changes in operating assets and liabilities, excluding the effects of acquisitions:

Trade accounts receivable	(434)	(64)

Inventories	(2,513)	(86)

Trade accounts payable and accrued liabilities	186	(431)

Other, net	(339)	274

Cash provided by (used for) operating activities	(2,699)	264

Investing Activities

Payments made for capital expenditures	(473)	(454)

Acquisitions of businesses (net of cash acquired)	(277)	(83)

Proceeds from investments	535	122

Other, net	(68)	(25)

Cash provided by (used for) investing activities	(283)	(440)

Financing Activities

Net borrowings (payments) of short-term debt	1,620	(838)

Net proceeds (repayments) of long-term debt	1,123	937

Proceeds from sale of common shares	10	16

Dividends paid	(89)	(85)

Other, net	-	28

Cash provided by (used for) financing activities	2,664	58

Effect of exchange rate changes on cash and cash equivalents	(50)	10

Net increase (decrease) in cash and cash equivalents	(368)	(108)

Cash and cash equivalents, beginning of period	835	578

Cash and cash equivalents, end of period	$467	$470

▶ Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment EBIT is consolidated net income attributable to Bunge excluding interest income, interest expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure. Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended		Six Months Ended

	June 30,		June 30,

(In millions)	2012	2011	2012	2011

Total segment EBIT	$403	$373	$541	$690

Interest income	21	23	47	44

Interest expense	(82)	(70)	(144)	(142)

Income tax expense	(68)	(20)	(82)	(63)

Noncontrolling interest share of interest and tax	—	10	4	19

Net income attributable to Bunge	$274	$316	$366	$548

Earnings per common share-diluted (excluding certain gains & charges)

Below is a reconciliation to earnings per common share-diluted (excluding certain gains and charges) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains and charges) is a non-GAAP financial measure and is not a measure of earnings per common share–diluted, the most directly comparable GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended June 30,		Six Months Ended June 30,

	2012	2011	2012	2011

Earnings per common share-diluted (excluding certain gains & charges)	$1.20	$1.78	$1.91	$3.27
Certain gains & charges (see Additional Financial Information section)	$0.58	$0.24	$0.46	$0.24
Earnings per common share-diluted	$1.78	$2.02	$2.37	$3.51

▶ Notes

(1)

First quarter 2012 EBIT includes a $27 million provision in the fertilizer segment stemming from an environmental incident due to a sulfuric acid spill during vessel unloading in the south of Brazil in 1998.

(2)

Second quarter 2012 EBIT includes a pretax gain of $85 million in the agribusiness segment from the sale of Bunge’s interest in The Solae Company. Second quarter 2011 EBIT includes a pretax gain of $37 million in the agribusiness segment from the sale of Bunge’s interest in a European oilseed processing facility joint venture.

(3)

Second quarter 2012 EBIT includes a gain of $36 million in the milling segment arising from the acquisition of a controlling interest in a North American milling business in which Bunge previously held a minority investment.

(4)

Includes interest expense on readily marketable inventories of $33 million and $32 million for the quarters ended June 30, 2012 and 2011, respectively, and $50 million and $60 million for the six months ended June 30, 2012 and 2011, respectively.

(5)

Weighted-average common shares outstanding-diluted for the quarter and six months ended June 30, 2012 exclude the dilutive effect of approximately 4 million of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive. Weighted-average common shares outstanding-diluted for the quarter and six months ended June 30, 2012 include the dilutive effect of 7.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares.

Weighted-average common shares outstanding-diluted for the quarter and six months ended June 30, 2011 exclude the dilutive effect of approximately 1 million and 2 million respectively, of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive. Weighted-average common shares outstanding-diluted for the quarter and six months ended June 30, 2011 include the dilutive effect of 7.5 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares.

(6)

Beginning in the first quarter of 2012, the management responsibilities for certain Brazilian port facilities were moved from the agribusiness segment to the fertilizer segment. Accordingly, amounts for prior periods presented have been reclassified to conform to the current period segment presentation.

(7)	See Reconciliation of non-GAAP Measures.

(8)	Includes readily marketable inventories of $5,876 million and $4,075 million at June 30, 2012 and December 31, 2011, respectively.